Exhibit 10(b)

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BERGEN BRUNSWIG CORPORATION

SECOND AMENDED AND RESTATED

EXECUTIVE LOAN PROGRAM

AS OF FEBRUARY 13, 2001

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BERGEN BRUNSWIG CORPORATION

SECOND AMENDED AND RESTATED

EXECUTIVE LOAN PROGRAM

AS OF FEBRUARY 13, 2001

           This Amended and Restated Executive Loan Program (the "Program") of Bergen Brunswig Corporation (the "Company"), effective this 13th day of February, 2001, supersedes and replaces the Company's Amended and Restated Executive Loan Program effective as of the 3rd day of March, 1995 and original Executive Loan Program effective as of April 19, 1990 (the "Original Plan") and governs all loans made under the Original Plan and all loans made hereunder after the date hereof.

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ARTICLE I

PURPOSE

           The purpose of the Program is to provide interest-free loans to certain designated corporate officers of the Company.

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ARTICLE II

ELIGIBILITY

           Except those officers who are also members of the Board of Directors, all corporate officers of the Company who have, on or after February 13, 2001, as part of their title, the title of Senior Executive Vice President, President, Chief Operating Officer, Chief Executive Officer or Chairman of the Board, or any combination thereof, are eligible to participate in the Program.

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ARTICLE III

INITIAL LOAN

           An eligible corporate officer of the Company may borrow from the Company up to one hundred twenty-five percent of the borrower's annual rate of base salary in effect on the date the loan is requested. The loan shall be interest-free. (Interest may, nevertheless, be imputed for tax purposes.) The loan shall mature upon the borrower's termination of employment, unless the loan is earlier forgiven and cancelled in accordance with Article VI or Section 7.4 hereof. For purposes of the Program, a borrower's employment shall terminate on account of resignation, discharge, retirement, death or the indefinite suspension of employment duties on account of disability. Upon maturity, the loan shall be repaid to the Company upon the Company's demand, unless the loan is earlier forgiven and cancelled in accordance with Article VI or Section 7.4 hereof. The Company acknowledges that it is obligated to forgive on August 7, 2001, certain debt evidenced by certain executive loans pursuant to the terms and conditions of an agreement between the Company and said executives entered into on or about August, 1997.

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ARTICLE IV

LOAN CONDITIONS

           4.1      In order to obtain a loan under the Program, a borrower must execute all loan documents the Company requires (e.g., promissory notes and security agreements). Collateral must be pledged to secure each loan. Any real or personal property acceptable to the Company, as determined by the Company in its sole and absolute discretion, may be used as collateral. The value of the collateral at all times must be at least one hundred twenty-five percent of the amount of the loan, as the Company shall, in good faith, determine. The Company has the right to require additional collateral if the value of the collateral falls below this required level. In such a case, if additional collateral is not provided, the loan shall become due and payable and the Company may demand repayment in full.

           4.2      All pledges of collateral shall be made in accordance with applicable law.

          4.3      The one hundred twenty-five percent collateral requirements shall be reduced to one hundred percent to the extent the loan proceeds are pledged as collateral and invested in a Company-approved investment.

           4.4      Any earnings on collateral shall belong to the borrower who pledged the collateral and shall not become part of the collateral.

           4.5      A borrower shall, with approval of the Company, be entitled to substitute assets as collateral.

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ARTICLE V

ADDITIONAL LOANS

           5.1      No earlier than three years after the date this Program is funded, and at the end of every three-year period thereafter, each borrower may request additional loans. The maximum amount of any additional loan shall be the difference between the amount the borrower previously borrowed and one hundred twenty-five percent of the individual's annual rate of base salary on the date the additional loan is requested.

           5.2      To receive any additional loans, the individual must meet the same conditions required for initial loans, including the collateral requirement. In addition, the individual shall sign any required loan documents, including documents which consolidate the additional loans with any prior loan.

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ARTICLE VI

CHANGE IN CONTROL PROVISIONS

           6.1      Any promissory note evidencing a loan issued pursuant to the Program may, at the Company's option, provide that such loan shall be automatically forgiven and cancelled upon the occurrence of a Change in Control (as defined below) without any further action required on the part of the Company or its Board of Directors and that the Company shall in such event take such steps as the borrower under such loan may reasonably request in order to evidence such forgiveness and cancellation of such loan and the immediate release of the collateral securing such loan.

           6.2      In the event any loan issued hereunder is forgiven and cancelled in accordance with this Article VI, the Company shall be further obligated to pay to the borrower under such loan, by certified or bank cashier's check within three (3) days of demand therefor by such borrower, a lump sum payment equal to (a) the amount of excise tax (if any) for which such borrower is or may become liable under Internal Revenue Code Section 4999 (or any successor provision), taking into account all compensation includable in the computation under Internal Revenue Code Section 280G (or any successor provision), including, without limitation, payments under this Section 6.2, plus (b) the amount of such borrower's income tax liability arising from the Company's payment of the excise tax liability referred to in the preceding clause (a), such that the payments under clauses (a) and (b) taken together shall provide such borrower with sufficient after-income tax dollars to pay such borrower's liability for Internal Revenue Code Section 4999 excise taxes. The maximum combined marginal federal and applicable state(s) income tax rate in effect for the year in which the payments under this Section 6.2 are to be made shall be used in computing the amount of such payments. In the event that the Company and the borrower are unable to agree upon the amount of the payment required under this Section 6.2, such amount shall be determined by Tax Counsel (as defined below). The decision of such Tax Counsel shall be final and binding upon both the Company and the borrower. All fees and expenses of such Tax Counsel shall be paid by the Company.

           6.3      As used in this Article VI, the term "Change in Control" shall mean:

                      a.     any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities, provided however that for purposes of this calculation, purchases by employee benefit plans of the Company and purchases by the Company itself shall be disregarded; or

                      b.     there shall be consummated:

                             i)     any consolidation, merger or transaction in the nature of a Section 351 transaction under the Internal Revenue Code of 1986, as amended from time to time (the "Code") (whether or not it meets the requirements for nonrecognition of gain under Section 351 of the Code) of the Company in which either the Company is not the continuing or surviving corporation, the majority of the common stock of the Company is no longer held by holders of the Company's common stock immediately prior to the transaction or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property; provided, however, that a consolidation, merger or transaction in the nature of a Section 351 transaction under the Code in which the holders of the Company's common stock immediately prior to the merger own, on a proportionate basis, at least 80% of the common stock of the surviving corporation immediately after the transaction shall not be considered a change in control; or

                             ii)     any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the operating assets of the Company; or

                      c.     the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company; or

                      d.     during any rolling period of two consecutive years ending on any date after the date hereof, the individuals who at the beginning of such period constituted the Board of Directors of the Company and any new director whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors; provided, however, that no director shall be considered to have been so approved if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Board of Directors (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

           6.4      As used in this Article VI, the term "Tax Counsel" shall mean an attorney at law or certified public accountant who is a partner at a law firm of at least 25 attorneys or a partner at a "Big 6" accounting firm, respectively, provided that such firm has not provided services to the Company or the respective borrower or any affiliate of the Company or such borrower within the last year.

           6.5      This Article VI shall be deemed a part of and incorporated by reference into each promissory note that includes a Change in Control provision pursuant hereto, and the borrower under each such promissory note shall be provided a copy of this Program and shall be entitled to enforce the provisions of this Article VI (including but not limited to the obligations of the Company to pay certain of such borrower's tax liabilities as set forth above in Section 6.2) against the Company.

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ARTICLE VII

MISCELLANEOUS PROVISIONS

           7.1      The Program shall be administered by the plan administrator, which shall be the Company acting through its Chief Executive Officer or such officer's delegate. The plan administrator shall have the power to make all determinations needed in connection with the Program, to adopt forms of loan documents, to exercise all rights and powers allocated to the Company under this Program and to do anything else which is helpful or necessary to the proper operation of the Program.

           7.2      The Company reserves the right, at any time, to require an individual to sign substitute loan documents, provided the substitute documents do not require additional collateral, accelerate the loan's maturity date, or impose an interest charge, except as may be required to comply with applicable law.

           7.3      The Company reserves the right at any time to amend, modify or terminate the Program; provided that no such amendment, modification or termination shall in any manner require additional collateral, accelerate the maturity date, impose an interest charge or otherwise alter the terms of any outstanding loans in a manner adverse to the borrowers under such loans, except as may be required to comply with applicable law.

           7.4      The Company reserves the right at any time to discontinue making new loans or to cancel any outstanding loan by forgiving it.

           7.5      The Program is an unfunded deferred compensation plan which is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"). Accordingly, federal law shall govern this Program. To the extent federal law is inapplicable, New Jersey law shall apply.

           7.6      The Program is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract between the Company and any individual, or consideration for, or an inducement or condition of, the employment of an individual. Nothing contained in the Program shall give any individual the right to be retained in the service of the Company or to interfere with or restrict the right of the Company, which is hereby expressly reserved, to discharge or retire any individual at any time for any reason not prohibited by statute, without the Company being required to show cause for the termination.

           7.7      Certain Executives participating in this Program shall have the following amounts of debt under this program forgiven on August 7, 2001 without future act or condition:

L. Burkett	$275,000
C. Carpenter	$281,250
N. Dimick	$406,250
B. Martini	$281,250
R. Martini	$1,400,000
M. Sawdei	$262,500
C. Scherman	$218,750
V. Tabib	$150,000

On or about August 7, 2001, the Company shall cancel all evidence of the indebtedness listed above and terminate all security instruments and arrangements related thereto.

           Executed at Orange, California, on the date first set forth above.

BERGEN BRUNSWIG CORPORATION,
a New Jersey corporation

By:

Chairman of the Board and
Chief Executive Officer

By:

Executive Vice President,
Chief Legal Officer and Secretary